Exhibit 23.1




                         Independent Auditors' Consent
                         -----------------------------





The Board of Directors and Stockholders
Viatel, Inc.:


We consent to incorporation by reference in the registration statement No. 333-15155 on Form S-8 and in the registration statement No. 333-16671 on Form S-8 of Viatel, Inc. of our report dated March 7, 1997, relating to the consolidated balance sheets of Viatel, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which appears in the December 31, 1996 annual report on Form 10-K of Viatel, Inc.


                                                       /s/ KPMG Peat Marwick LLP




New York, New York
March 27, 1997